Exhibit 10.4

ENVIRONMENTAL LIABILITIES AGREEMENT

This ENVIRONMENTAL LIABILITIES AGREEMENT dated as of October 3, 2003, (together with the Schedules and Exhibits hereto, this “Agreement”) between ConocoPhillips Company (“Seller”), a Delaware corporation, and Alimentation Couche-Tard Inc. (“Parent”), a corporation organized under the laws of the Province of Québec, Canada (each a “Party” and collectively, the “Parties”).

WHEREAS, contemporaneously herewith, the Parties are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of October 3, 2003, for the sale and purchase of all of the outstanding shares of common stock, par value $0.01 per share of The Circle K Corporation (“the Company”);

AND WHEREAS the Parties have agreed to enter into this Agreement in relation to certain environmental and occupational health and safety matters related to the Properties and the Divested Properties;

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

1.                                       Definitions; Usage.

For purposes of this Agreement, the following terms shall have the following meanings, and such meanings shall be equally applied to both the singular and plural forms of the terms defined.  Unless the context shall otherwise require, terms used and not defined herein but defined or given meaning in the Stock Purchase Agreement shall have the meanings assigned to such terms in the Stock Purchase Agreement and all rules as to usage set forth in Section 14.14 therein shall apply hereto.

“Agency” shall mean any Governmental Body having jurisdiction with respect to any environmental or occupational health or safety matter and shall include any federal, state or local agency or other governmental or regulatory authority with the power to regulate UST Systems or any portion thereof, including the operation of underground storage tanks, or the reporting, assessment and remediation of contamination within the soil matrix or groundwater, and any court of competent jurisdiction.

“Baseline Contamination” shall mean contamination of the soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium on, under, in, about, or from any of the Properties caused by any Covered Substance that is (i) at or from a Property with active remediation or monitoring (or with respect to which remediation or monitoring is planned but has not been commenced) as of the Closing Date or known or identified contamination as of the Closing Date and, in each case, listed on Schedule 1.1 hereto; or (ii) provided, that in either of the following cases, such contamination shall be deemed to be Baseline Contamination only if and to the extent that Parent shall have delivered to Seller written notification specifying with particularity and detail the nature thereof within one hundred eighty (180) days after the Closing Date: contamination (A) identified in any

Identification Documents or (B) deemed to be Baseline Contamination pursuant to Section 3(b)(iii) hereof,

“Baseline Corrective Action” shall mean Corrective Action to address Baseline Contamination.

“Baseline Corrective Action Costs” shall mean the Corrective Action Costs arising out of or related to Baseline Corrective Action.

“Closure” shall mean, with respect to any Baseline Contamination, the satisfaction of either of the following:  (i) receipt of written notice from the Agency with oversight jurisdiction that either no further Corrective Action of such Baseline Contamination is required under Environmental Laws, or each approved plan for all Corrective Action of such Baseline Contamination has been completed in accordance with Environmental Laws; or (ii) in the absence of any indication from the Agency with oversight jurisdiction that any Corrective Action of such Baseline Contamination has not been completed, or that further Corrective Action may be required, delivery by Seller to Parent of a notice: (x) notifying Parent of the expiration of a period of twelve (12) months following two written requests by Seller addressed to the Agency with oversight jurisdiction, requesting a notice fulfilling the requirements of clause (i) above and (y) setting forth Seller’s determination during such 12-month period, based on four (4) successive quarterly monitoring tests by an environmental remediation contractor mutually acceptable to both Parent and Seller, that the Baseline Contamination has been remediated to levels at or below requirements established pursuant to Environmental Laws in effect as of the Closing Date and that no further Corrective Action is required by such Environmental Laws, and (z) accompanied by a certificate of such environmental remediation contractor (which certificate shall state that Parent is entitled to rely thereon).

“Corrective Action” shall mean any activity required to comply with Environmental Laws to investigate, monitor and, if required, abate, clean up, remove, treat, cover or in any other way remediate a Covered Substance.

“Corrective Action Costs” shall mean: (i) costs arising from or related to Corrective Action, including reasonably incurred investigation, monitoring, abatement, cleanup, removal, treatment, cover or other remediation costs, Agency oversight costs and response costs; and (ii) payment of Losses to any Agency or other third party related to Corrective Action; provided, however, that Corrective Action Costs required to be paid by Seller shall not include Superfund Liability related to the Properties.

“Corrective Action Plan” shall mean a plan detailing planned Corrective Action and corresponding estimates of Corrective Action Costs.

“Covered Substance” shall mean any substance or material which is regulated, defined or designated as a “waste”, “hazardous substance”, “hazardous waste”, hazardous chemical”, “toxic substance”, “toxic chemical”, “pollutant”, “contaminant” or “regulated substance” or words of similar import under any Environmental Law or is otherwise regulated under any Environmental Law.  Without limiting the generality of the foregoing, the term “Covered Substance” includes petroleum fraction, any substance containing petroleum or any derivative of petroleum, including any “petroleum” or “petroleum-based substances” and any recoverable free liquid hydrocarbons, dissolved hydrocarbon components or absorbed or vapor phase hydrocarbon, in each case regulated by, defined in or required to be remediated  under any Environmental Law and unexploded ordinances, ammunition, military hardware, weaponry or similar materials.

“Divested Properties” shall mean those parcels of real property and other assets located thereon, if any, which Company or any of its Subsidiaries assigned, subleased, transferred, conveyed, surrendered, terminated, and otherwise divested its interests in from time to time prior to the Closing Date.

“Elective Work” shall mean construction, remodelling, demolition or rebuilding work on a Property, including the installation of new tanks and/or lines, by Parent that is not required by Seller or any Agency in connection with Baseline Corrective Action.

“Environmental Laws” shall mean any applicable laws (including the common law and the principles thereof), regulations, rules, policies, procedures, orders or permits or other guidance of an Agency relating to: (i) pollution, protection or cleanup of the environment; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, shipment or Release of any Covered Substance; (iii) occupational health or safety; or (iv) UST Systems or UST Funds.

“Environmental Permit” shall mean any approval, registration, authorization, certificate, certificate of occupancy, consent, license, order, permit, variance or other similar authorization of any Agency required by Environmental Laws for the ownership, use or operation of the Properties, the UST Systems or any other assets located on the Properties.

“Event” shall have the meaning specified in Section 7(d) hereof.

“Identification Documents” shall have the meaning specified in Section 4(a)(iv) hereof.

“Indemnified Person” shall have the meaning specified in Section 8(d)(i) hereof.

“Indemnifying Person” shall have the meaning specified in Section 8(d)(i) hereof.

“Independent Consultant” shall have the meaning specified in Section 11 hereof.

“New Contamination” shall mean any contamination, whether or not a Covered Substance is present, of the soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium on, under, in, about, or from any of the Properties which is not Baseline Contamination, including (i) any Release commencing after the Closing Date and (ii) any regulated asbestos-containing materials and lead paint required to be abated or encapsulated under Environmental Laws to the extent such abatement or encapsulization is required as a result of being disturbed or uncovered after the Closing Date as a result of Parent’s Elective Work.

“New Corrective Action” shall mean Corrective Action to address New Contamination.

“New Corrective Action Costs” shall mean the Corrective Action Costs arising out of or related to New Corrective Action.

“Phase I Environmental Site Assessments and Preliminary Exposure Pathway Assessment Surveys” shall mean the documents listed on Schedule 1.2 hereto.

“Property”, collectively, the “Properties”, shall mean Owned Real Properties and/or Leased Real Properties.  Property and Properties shall not include the Divested Properties.

“Release” shall mean any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Covered Substance, including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Covered Substance.

“Remediation Equipment” shall have the meaning specified in Section 6(f) hereof.

“Restriction” shall have the meaning specified in Section 5(a)(iv) hereof.

“Seller’s Obligations” shall have the meaning specified in Section 10 hereof.

“Superfund Liability” shall mean any liability imposed by Environmental Laws arising out of, resulting from, occurring during, or related to the shipment, transfer or disposal of Covered Substances, including to or at any site designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act or sites designated as contaminated or for cleanup or other remediation under state Environmental Laws.

“Tests” shall mean auditing, inspecting, testing or monitoring relating to UST Systems on the Properties, including with respect to gasoline, diesel, propane, waste oil and fuel oil tanks, lines, cathodic protection systems, leak detection, automatic tank gauging (including certification), Stage I and Stage II vapor recovery equipment (including pressure decay, blockage and air-to-liquid testing), containment devices (including hydrostatic testing), monitoring results and site inspections.

“Third Party Claim” shall have the meaning specified in Section 8(d)(i).

“UST Funds” shall have the meaning specified in Section 9(a) hereof.

“UST Systems” shall mean storage tanks, fill holes and fill hole covers and tops, pipelines, vapor lines, pumps, hoses, Stage I and Stage II vapor recovery equipment, containment devices, monitoring equipment, cathodic protection systems and other elements associated with any of the foregoing or other systems used in the operations of and located at the Properties.  The UST Systems and/or their components may be underground, partially underground or aboveground.

2.                                       UST System Testing and Site Inspection.

(a)                                  Seller shall make available to Parent, not later than thirty (30) days before the Closing Date, true, complete and accurate copies of all written results and reports in Seller’s possession from such Tests as are conducted from the date hereof.  If, based on the results of such Tests, Seller has determined that any of the UST Systems do not comply with Environmental Laws, Seller shall provide Parent with written notice specifying in reasonable detail which UST Systems fail to comply and the nature of such non-compliance.

(b)                                 Prior to the Closing Date, Seller shall, at its expense:  continue to conduct, in the ordinary course of business, all Tests and to compile written results and reports thereon as required by Environmental Laws.  Seller shall administer, respond to, comply with and bear all expenses in connection with all Agency orders, notices of noncompliance, notices of violation, administrative consent orders, demand letters and the like pertaining to the operation of or actions and events associated with the UST Systems which occur prior to the Closing Date.  Seller shall deliver to Parent, promptly upon their availability after the Closing Date, true, complete and accurate copies of all written results and reports of any further auditing, investigating, testing or monitoring occurring prior to the Closing Date.  If, based on the results of such Tests, Seller has determined that any of the UST Systems do not comply with Environmental Laws as in effect on the Closing Date, Seller shall notify Parent of the results and reports.

(c)                                  Parent, at Parent’s expense, may, but shall not be obligated to, cause supplemental Tests to be initiated within one hundred twenty (120) days after the Closing Date, using consultants, methodologies and times which are suggested by Parent and approved by Seller, which approval Seller shall not unreasonably withhold or delay.  Upon completion of any such supplemental Tests, Parent shall furnish true, complete and accurate copies of the results and reports of the supplemental Tests to Seller.  Seller may have representatives present for such supplemental Tests and Parent shall reasonably co-operate to facilitate the same.  Upon receipt of the results of supplemental Tests, if applicable, conducted by Parent, Parent shall promptly, but in no event later than one hundred fifty (150) days after the Closing Date, deliver written notification to Seller of any Tests that Parent reasonably believes demonstrate that any UST Systems do not comply with Environmental Laws as in effect on the Closing Date, including without limitation non-tight tanks or lines, non-functional Stage I or Stage II systems, non-tight containment devices, non-functional automatic tank gauging equipment or any other deficiency in UST Systems.  Such written notification shall specify, in reasonable detail, which UST Systems are not in compliance and the nature of such non-compliance,

(d)                                 In the event of any failure of any UST System to comply with Environmental Laws as in effect on the Closing Date, as determined by Tests or by any supplemental Tests pursuant to Sections 2(a)-(c) hereof and identified in a written notice from Seller to Parent or a written notice by Parent to Seller within one hundred fifty (150) days after the Closing Date, Seller shall have the option in its sole discretion to: (A) replace or repair such UST System or the components thereof to the extent necessary so that further Tests (which Seller shall perform thereafter) shall demonstrate compliance of the relevant UST System with Environmental Laws; or (B) remit to Parent, as a post-Closing Date adjustment to the Cash Consideration, an amount equal to the actual cost (including for labor and equipment) of replacement  or repair such UST System or the components thereof to the extent necessary so that further Tests shall demonstrate compliance of the relevant UST System with Environmental Laws, up to a maximum of $150,000 per UST System; provided that Seller may repair only if (i) Seller would repair rather than replace under Seller’s normal policies, practices, and procedures, (ii) such repairs are permitted under Environmental Laws, and (iii) the repair is effected by the manufacturer, the manufacturer’s authorized contractors or Seller’s authorized contractors.  Parent hereby acknowledges and agrees that this Section 2(d) sets forth Seller’s sole and exclusive liability for any failure of any UST System to comply with Environmental Laws as in effect on the Closing Date, and that Parent shall thereafter be solely responsible for and bear all costs for the repair or replacement of any UST System (provided that any related Corrective Action Costs arising from such failure, including Releases of Covered Substances which may or did result therefrom or be connected therewith, shall be governed by the other applicable provisions of this Agreement).

(e)                                  To the extent required by Environmental Laws, Parent, Company or any of Company’s Subsidiaries shall report to the relevant Agency any failure of UST Systems to comply with Environmental Laws as identified by Parent’s supplemental Tests after the Closing Date.

3.                                       Identification of Covered Substances.

(a)                                  Existing Information and Documents.

Parent acknowledges that some of the Properties have been used for the storage and/or sale of Covered Substances, that UST Systems for such Covered Substances are installed at some of the Properties and that consequently there is or may be contamination of soil or groundwater at the Properties consisting of Covered Substances.

(b)                                 Supplemental Environmental Assessment on the Properties.

(i)                                     Parent shall not undertake any supplemental assessment on the Properties on or prior to the Closing Date other than, to the extent reasonable, visual site inspections.

(ii)                                  At any time within 180 days after the Closing Date, Parent may notify Seller in writing of any situation on any Property where the Identification Documents indicate, based on the results of Tests, that a UST System on the Property failed to comply with Environmental Laws.  In such event, if reasonably necessary or desirable to determine if there has been a Release from such UST System, Parent shall have the right to cause an environmental assessment with respect to such Property to be performed.  At least 30 days prior to the Closing Date, (A) Seller shall provide to Parent a list of not less than three independent third-party consultant firms that Parent may use for such environmental assessments, and (B) Parent and Seller shall jointly agree on a template delineating the authorized scope of such environmental assessments.  The cost of the environmental assessment shall be borne by Parent, unless Baseline Contamination requiring Corrective Action is discovered during such assessment, in which case such costs shall be borne by Seller.  The data produced by any such environmental assessment shall be provided concurrently to each of the Parties.  Seller’s and Parent’s representatives shall be allowed to be present when any work is performed by the independent third-party consultant and shall be allowed to take split samples, at their respective expense, should Seller or Parent choose to take any split samples.

(iii)                               If Parent delivers written notice to Seller within one hundred and eighty (180) days after the Closing Date that an environmental assessment conducted pursuant to Section 3(b)(ii) hereof has revealed contamination of the soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium on, under, in, about, or from any of the Properties caused by any Covered Substance requiring Corrective Action, such contamination shall be deemed Baseline Contamination unless, within thirty (30) days of such notice, Seller submits to Parent written documentation establishing, by a preponderance of the evidence, that the Release or other event causing the Covered Substance to be present first occurred after the Closing Date.  If Parent disagrees that Seller has met its burden of proof, Parent shall notify Seller to that effect, and an independent third-party consultant jointly retained by and mutually acceptable to Parent and Seller shall, at Seller’s sole expense, determine within thirty (30) days of such notice whether the contamination shall be deemed to be Baseline Contamination.

(iv)                              To the extent required by Environmental Laws, Parent, Company or any of Company’s Subsidiaries shall report to the relevant Agency any finding of contamination as a result of any environmental assessment under Section 3(b)(ii) hereof.

4.                                       Environmental Representations and Warranties.

(a)                                  Seller represents and warrants to Parent as follows:

(i)                                     Except as set forth on Schedule 4(a)(i) hereto: (A) all material Environmental Permits used in or necessary for the ownership or operation of the Properties have been obtained and are in effect and, where required, applications for renewal thereof were timely filed prior to Closing Date; and (B) Company and each of its Subsidiaries have complied in all material respects with the requirements of Environmental Laws and its Environmental Permits and have filed all material reports and notices required by all Environmental Permits and all Environmental Laws and have maintained all material records and documents in the manner and for the periods required by such Environmental Permits and Environmental Laws.

(ii)                                  Except as set forth on Schedule 4(a)(ii) hereto: (A) neither Seller nor Company or any of Company’s Subsidiaries has received notice of any judgment, order or decree of any Agency or under any Environmental Law or notice of any Superfund Liabilities relating to any of the Properties; and (B) there is no claim, action, suit or proceeding pending or, to the best of the knowledge of Seller, threatened by or before any third party, including any Agency, against Company or any of Company’s Subsidiaries, relating to any Release or other environmental condition, including any Superfund Liabilities.

(iii)                               Except as set forth on Schedules 1.1 and 1.2 hereto: (A) to the best of the knowledge of Seller, there has been no Release that requires Corrective Action on, under, in about or from any of the Properties; (B) there is no Corrective Action underway at any of the Properties.

(iv)                              Seller has provided Parent with access to true and correct copies of all documents, data, records and information in any form or media, including the Phase I Environmental Site Assessments and Preliminary Exposure Pathway Assessment Surveys and all compliance documents, data, records and information (including with respect to statistical inventory reconciliations, tank tightness tests, line integrity tests and automatic tank gauging tests) existing and in the possession or under the control of or which with commercially reasonable efforts could be in the possession or under the control of Seller or any of its Affiliates, or any of their respective consultants or contractors, relating to Releases or the presence of Covered Substances in soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium on, under, in, about, or from any of the Properties (collectively, the “Identification Documents”).

(b)                                 Except for the representations and warranties contained in this Section 4, none of Seller, any of its Affiliates, their respective officers, directors, employees, agents, representatives, or any other Person, has made, makes or shall be deemed to have made or to make any representation or warranty to Purchaser or Parent, express or implied, at law or in equity, on behalf of Seller or any of its Affiliates, regarding the Company, compliance with Environmental Laws, Releases, or otherwise.  Except for the representations and warranties contained in Section 4 of this Agreement, Seller hereby disclaims, and neither Purchaser nor Parent may rely on, any such representation or warranty whether by Seller, any of its Affiliates, any of their respective officers, directors, employees, agents, representatives or any other Person, notwithstanding the delivery or disclosure (whether in writing or orally) to Purchaser or Parent or any of their officers, directors, employees, agents or representatives or any other Person of any information, documents or material, including, without limitation, projections, estimates or budgets, by Seller, any of its Affiliates, any of their respective officers, directors, employees, agents, representatives or any other Person.

(c)                                  Parent hereby acknowledges and agrees to the limitations on the representations and warranties it is receiving and on which it is relying as specified in clause (b) of this Section 4.

5.                                       Conduct Of Corrective Action.

(a)                                  Conduct of Baseline Corrective Action.

(i)                                     After the Closing Date and until Closure, Seller shall undertake Baseline Corrective Action and shall be responsible for Corrective Action Costs, subject to Section 5(c) hereof, provided, however, that the cost of removing and handling soil and groundwater to the extent increased as a result of Elective Work shall be borne by Parent pursuant to Section 7(e) hereof.

(ii)                                  During its conduct of Baseline Corrective Action, Seller shall (i) comply in all material respects with all laws and regulations, including Environmental Laws and health and safety requirements, applicable to such Corrective Action and (ii) be responsible for any related reporting and notification in compliance with the requirements of Environmental Laws.

(iii)                               Seller shall conduct all negotiations with the relevant Agency with respect to such Baseline Corrective Action; provided, however, that Parent may attend, but not actively participate in, any such negotiations.  Parent acknowledges that Seller shall have the lead responsibility for setting policy, establishing direction and conducting negotiations with the Agency relating to Baseline Corrective Action, and that Parent shall neither intentionally contact nor negotiate with the Agency independently of Seller in connection with Baseline Corrective Action.  Seller shall promptly provide Parent with copies of all communications, correspondence and other documents it receives from or supplies to the Agency relating to Baseline Corrective Action.

(iv)                              Seller shall conduct Baseline Corrective Action: (A) to the levels required by Environmental Laws using any approved methodology (including risk-based closure); (B) in such a way as to reasonably accommodate Parent’s use and minimize interference with the business operations, whether current or planned, of Parent, Company and Company’s Subsidiaries, provided that any such planned business operations do not require more stringent cleanup standards than those required by the applicable Agency; and (C) subject to requirements imposed by the Agency with oversight jurisdiction.  If the Agency with oversight jurisdiction determines that less stringent cleanup levels are appropriate for the Property on the condition that such site is subject to a deed notice, use restriction or other covenant running with the title to the land (“Restriction”), Seller may request Parent to accept such Restriction if it does not interfere with the Property’s then current use, and Parent shall not unreasonably withhold its acceptance thereof.

(v)                                 Seller shall be deemed to be the generator of all waste caused by or originating from all Baseline Corrective Action and shall sign all manifests required for transportation and disposal of any such waste and contaminated soil or groundwater.

(vi)                              Seller makes no representation or warranty regarding the length of time required for Seller to complete Baseline Corrective Action, provided that Seller shall pursue the same diligently and in a good and workmanlike manner and otherwise in compliance with this Agreement.

(b)                                 Conduct of New Corrective Action.

(i)                                     After the Closing Date, Parent shall undertake New Corrective Action and shall be responsible for New Corrective Action Costs.

(ii)                                  During its conduct of New Corrective Action, Parent shall be responsible for related reporting and notification in compliance with the requirements of Environmental Laws.

(iii)                               Parent shall provide, upon any reasonable request by Seller, any information materially relevant to Seller in respect of New Corrective Action relating to all Properties which are the subject of Baseline Corrective Action.  Seller shall keep such information received from Parent confidential except as required by law.

(iv)                              Parent shall conduct all negotiations with the relevant Agency with respect to New Corrective Action.  Seller acknowledges that Parent shall have responsibility for setting policy, establishing direction and conducting negotiations with the Agency relating to New Corrective Action, and Seller shall neither intentionally contact nor negotiate with the Agency independently of Parent in connection with such New Corrective Action.

(c)                                  New Findings During Baseline Corrective Action.

(i)                                     In the event that, during Baseline Corrective Action, a Party discovers soil or groundwater contamination caused by a Covered Substance not previously identified, such Party shall provide written notice to the other Party within thirty (30) days and each Party shall provide the other Party with all evidence relevant to such contamination within fifteen (15) days of receipt of such notice.  Such contamination shall be deemed New Contamination unless, within thirty (30) days of such notice, Parent submits to Seller written documentation establishing, by a preponderance of the evidence, that the Release or contamination caused by a Covered Substance is Baseline Contamination for which Parent provided timely notice within one hundred eighty (180) days after the Closing Date.  If Seller disagrees that Parent has met its burden of proof, Seller shall notify Parent, and an independent third party consultant jointly retained by and mutually acceptable to Parent and Seller shall, at Parent’s sole expense, determine within thirty (30) days of such notice whether such contamination shall be deemed to be Baseline Contamination or New Contamination.

(ii)                                  Upon Seller’s notice to Parent of its determination that any New Contamination will make Baseline Corrective Action at a Property significantly more expensive, Seller and Parent shall negotiate in good faith to agree to a cost allocation (in the form of a fractional cost percentage attributable to each of them) to be applied to further Baseline Corrective Action Costs.  If Seller and Parent are unable to agree upon such cost allocation within thirty (30) days after Seller’s notice, an independent third party consultant jointly retained by and mutually acceptable to Parent and Seller shall, at Parent’s sole expense, assess the effect of such New Contamination on the environmental condition of the Property.  Such assessment shall include a review of the Baseline Corrective Action performed to date and its best estimate of the remaining cost to complete the Baseline Corrective Action absent the New Contamination.  In addition, the consultant shall provide its best estimate of the cost of the additional Corrective Action that will be required due to the New Contamination.  Parent and Seller agree to fully cooperate with the consultant and to be bound by the consultant’s determination of the relevant cost allocation with respect to such Corrective Action.  On the basis of the mutually agreed upon or the consultant’s determined cost allocation, from the time of the discovery of the New Contamination until satisfaction of Seller’s responsibility for Baseline Corrective Action Costs, Seller’s responsibility for Baseline Corrective Action Costs shall be reduced as follows, and the portion of such costs which are the reduction for Seller shall instead become the responsibility of Parent:

Parent’s share of Baseline Corrective Action Costs relating to New Contamination shall be determined by dividing the estimated cost to complete the Baseline Corrective Action prior to New Contamination by the estimated cost to complete Corrective Action after the New Contamination and subtracting the quotient from one.  As an example, if the estimated cost to complete Baseline Corrective Action prior to New Contamination is $100,000 (calculated at the time the New Contamination is discovered) and the estimated cost to complete Baseline Corrective Action after New Contamination is $150,000, then Parent’s fractional cost equals: 1 - (100,000 divided by 150,000), or 1 - .667, which results in Parent paying one-third (.333) of Baseline Corrective Action costs incurred after the New Contamination is discovered.

(iii)                               Parent shall reimburse Seller for Parent’s share (if any) of Baseline Corrective Action Costs pursuant to Section 5(c)(ii) hereof within thirty (30) days of Parent’s receipt of a detailed invoice, or within such time Parent shall notify Seller in writing of disputed invoice amounts and withhold payment of those disputed amounts.  Only disputed amounts may be withheld.  If the Parties are unable to resolve the disputed amounts within a reasonable time, the dispute may be submitted for dispute resolution in accordance with Section 11 hereof.

(iv)                              If Parent’s fractional portion of Baseline Corrective Action Costs with respect to a particular Property due to New Contamination as calculated pursuant to Section 5(c)(ii) hereof should exceed fifty percent (50%), Parent shall have the right to, and shall upon request by Seller, take over the conduct of and shall assume the ongoing Baseline Corrective Action at the Property, with the costs of such Corrective Action continuing to be shared between the Parties as set forth in Section 5(c)(ii) hereof.  If Parent takes over conduct of any Baseline Corrective Action, (A) Parent shall assume the obligations of Seller relating to Baseline Corrective Action specified in Section 5(a) hereof, and (B) the reimbursement mechanisms Section 5(c)(iii) hereof shall be applied in reverse.

6.                                       Access.

(a)                                  Upon reasonable notice, Parent shall cause Company and its Subsidiaries to permit access to and entry upon the Properties by Seller (including all employees, agents and independent contractors of Seller) and to access any environmental records or documents as necessary: (i) to conduct Baseline Corrective Action; and (ii) to the extent relevant to Baseline Corrective Action, to observe and monitor any audit or inspection conducted by any Agency (in which case Parent shall use commercially reasonable efforts to provide at least 24 hours advance notice to Seller except in the case of unannounced Agency audits or inspections).  Parent shall also fully cooperate with Seller’s fulfillment of its duties and obligations hereunder by providing Seller with such records and documents that are in Parent’s possession as Seller may reasonably need to conduct Corrective Action at any of the Divested Properties.

(b)                                 Seller shall provide Parent with at least ten (10) Business Days notice prior to commencement of any drilling, construction, or equipment installation, and any other activity that may disrupt business operations at any of the Properties.  If Parent desires to reschedule the commencement thereof, it shall so notify Seller at least five (5) Business Days prior to the time for which access has been requested, and Seller shall reschedule the activity to a reasonable mutually convenient time in order to minimize the disruption to Parent’s operations.

(c)                                  Seller shall obtain and maintain, and cause its employees, agents and independent contractors to obtain and maintain, all necessary permits, utility markings, notifications, licenses or certifications for itself and its contractors and other agents required in the course of its access to the Properties to conduct Baseline Corrective Action.

(d)                                 During their access to the Properties to conduct Baseline Corrective Action, Seller shall, and shall cause its employees, agents and independent contractors to (i) act in a safe and commercially reasonable manner, (ii) take steps reasonably necessary to prevent injury to persons or damage to property, and (iii) comply with the reasonable requirements of Parent, Company and Company’s Subsidiaries in connection with such access, including as to security, confidentiality, insurance, health and safety compliance and damage repair and restoration.

(e)                                  Within a reasonable period of time after completion of Baseline Corrective Action, Seller shall restore the Properties as necessary to address any conditions substantially caused by Seller’s conduct of Baseline Corrective Action.

(f)                                    In the event that Parent or its employees or agents, or any lessees or occupants of any Property, cause damage after Closing to any monitoring well and/or associated piping, testing or remediation equipment or to any other property or equipment being used after Closing by Seller in connection with Baseline Corrective Action (“Remediation Equipment”), Parent shall reimburse Seller for any out-of-pocket costs, expenses or losses in excess of (US) one thousand dollars (US $1,000), but no claim for special, exemplary, consequential or indirect damages or for lost profit shall be asserted by Seller in connection therewith against Parent.  Notwithstanding the foregoing, Seller shall have the right to pursue such damage claims against any independent contractor of Parent who after Closing causes damage to any Remediation Equipment.  All Remediation Equipment owned by Seller shall remain the property of Seller and may be removed upon completion of Baseline Corrective Action at any Property.

(g)                                 Except as provided herein, Parent shall not interfere with the rights of Seller or its employees, agents or independent contractors to access or enter the Properties to conduct Baseline Corrective Action.

7.                                       Parent’s Responsibilities During Baseline Corrective Action.

During the course of Baseline Corrective Action at any Property, Parent shall undertake the following, but solely with respect to that Property:

(a)                                  Reporting to Seller.  Parent shall promptly provide Seller with: (i) copies of all communications, correspondence and other documents it receives from or supplies to the Agency relating to the Baseline Corrective Action; (ii) all preliminary or final results of Tests and certification of distribution and storage systems at that Property (including all failures, inconclusive or passing results) conducted by Parent and available to Parent; and (iii) upon Parent’s acquiring knowledge thereof, notice of any Release of any Covered Substance.

(b)                                 Requested Testing or Certification.  At the reasonable request of Seller, in the event of a Release or the discovery of soil or groundwater contamination caused by a Covered Substance and not previously identified, Parent shall conduct, at Seller’s expense, Tests, audits, inspections or certifications of any component of any distribution, storage or monitoring systems at the Property within fifteen (15) days of the request.  Parent shall furnish the results of such Tests, audits, inspections or certifications to Seller within fifteen (15) days of receipt of the results.  Seller may have representatives present for such Tests, audits, inspections or certifications.

(c)                                  Compliance with Environmental Laws.  Parent shall report any Release or contamination of soil or groundwater at the Property to the Agency as required under Environmental Laws and submit and retain inventory, maintenance and other compliance records for the Property as required under Environmental Laws.  Parent shall become the responsible party under Environmental Laws for any New Contamination, whether reported to the Agency by Parent or not, unless such contamination is caused by Seller during Baseline Corrective Action.

(d)                                 Future Lease Expiration/Termination or Sale of Property (if Applicable).  Parent shall give written notice to Seller: (i) thirty (30) days in advance of expiration or early termination by Parent of a lease for any portion of the Properties upon which Baseline Corrective Action is being conducted; provided, however, that if such lease expiration is the result of Parent’s decision not to exercise any extension or renewal option provided for in such lease, Parent shall give Seller at least sixty (60) days’ notice of such election to not extend or renew the lease; and (ii) thirty (30) days in advance of any pending sale of any of the Properties upon which Baseline Corrective Action is being conducted (such termination, expiration or sale being referred to below as an “Event”).  In such event, if there is an ongoing obligation to continue to conduct Baseline Corrective Action, Parent shall either arrange for continued access to the Property or Seller shall, at Seller’s sole election, make a lump sum payment to Parent equal to the net present value of the Baseline Corrective Action Cost with respect to such Property after the Event in satisfaction of such obligation, calculated in the manner set out in Schedule 7(d)(i) to this Agreement, and Parent shall execute and deliver to Seller a written release in the form of Schedule 7(d)(ii) to this Agreement.

(e)                                  Elective Work.  Prior to its commencement, Parent shall notify Seller of the design and location of any Elective Work reasonably anticipated to impact Baseline Corrective Action.  Parent shall pay all increased Baseline Corrective Action Costs reasonably incurred by Seller to redesign or relocate Remediation Equipment to accommodate the Elective Work.  If Parent encounters and excavates or removes contaminated soil or groundwater on any of the Properties while conducting Elective Work, Parent shall solely bear the costs of removing, recycling or disposing of the contaminated soil and groundwater, and of needed clean fill, unless such contaminated soil or groundwater would need to be removed, recycled or disposed of or otherwise treated as part of Baseline Corrective Action.  Parent shall be deemed to be the generator of all waste caused by or originating from such Elective Work unless the waste would have been produced as a result of Baseline Corrective Action as approved by the Agency, and Parent shall sign all manifests required for transportation and disposal of any such waste and contaminated soil or groundwater.  Parent shall pay the cost of clean fill required for any excavation caused by Elective Work on any of the Properties unless such contaminated soil or groundwater would have been required to be removed, recycled or disposed of as a result of Baseline Corrective Action.

8.                                       Indemnification Obligations.

(a)                                  Seller’s Indemnification.

Subject to the express provisions of this Section 8, Seller shall indemnify, defend and hold harmless Parent from and against all Losses incurred or suffered by Parent, but only to the extent attributable to:

(i)                                     any inaccuracy as of the Closing Date of any representation or warranty made by Seller in Section 4(a) of this Agreement, provided that Seller’s liability for any inaccuracy in any material respect of its representation and warranty made in Section 4(a)(iv) hereof shall be limited to treating as Identification Documents any information would have been Identification Documents had there been no such inaccuracy;

(ii)                                  any breach of any covenant made by Seller in this Agreement;

(iii)                               Superfund Liability of the Company and its Affiliates or relating to the Properties or the Divested Properties, to the extent attributable to activities or operations prior to the Closing Date; and

(iv)                              any liabilities of Seller, the Company or any of their respective Affiliates arising under Environmental Laws and relating to the Divested Properties.

(b)                                 Parent’s Indemnification.

Subject to the express provisions of this Section 8, Parent shall indemnify, defend and hold harmless Seller from and against all Losses incurred or suffered by Seller, but only to the extent attributable to:

(i)                                     any inaccuracy in any material respect as of the Closing Date of any representation or warranty made by Parent in Section 4(b) of this Agreement;

(ii)                                  any breach of any covenant made by Parent in this Agreement;

(iii)                               Superfund Liability of the Company or relating to the Properties, to the extent attributable to activities or operations from and after the Closing Date;

(iv)                              New Contamination;

(v)                                 Parent’s failure from and after the Closing Date to comply with Environmental Laws applicable to the Properties or the use and operation thereof; and

(vi)                              regulated asbestos-containing materials and lead paint required to be abated or encapsulated under Environmental Laws, to the extent such abatement or encapsulation is required as a result of Parent’s Elective Work.

(c)                                  Survival.

Notwithstanding anything herein to the contrary, neither Party shall be obligated to make indemnification payments under this Agreement with respect to Losses attributable to inaccuracies of representations or warranties unless the Indemnified Person shall have delivered to the Indemnifying Person written notification, specifying with particularity and detail the nature of such inaccuracy, on or before the date that is 12 months after the Closing Date.

(d)                                 Procedures for Indemnification.

(i)                                     If any suit, action, proceeding, investigation, claim or demand shall be brought or asserted by any third person (including, without limitation, any Governmental Body) (a “Third Party Claim”) against any Person in respect of which indemnity may be sought pursuant to Section 8(a) or Section 8(b), such person (the “Indemnified Person”) shall notify the Person against whom such indemnity may be sought (the “Indemnifying Person”) in writing in reasonable detail of the Third Party Claim within 30 days after receipt by such Indemnified Person of formal notice of such Third Party Claim, and, thereafter, such Indemnified Person shall promptly forward to the Indemnifying Person a copy of all notices and documents (including court papers) received by the Indemnified Person pursuant to the Third Party Claim; provided, however, that the failure to give such notification within 30 days after such receipt of formal notice and the failure to forward a copy of such notices and documents shall not affect the obligations of the Indemnifying Person or the rights of the Indemnified Person except to the extent the Indemnifying Person has actually been prejudiced in a material way as a result of such failure.  Upon the receipt by the Indemnifying Person of notice of a Third Party Claim, the Indemnifying Person may elect to assume the defense of such Third Party Claim by promptly delivering a notice to the Indemnified Person of the assumption of such defense and to retain defense counsel to represent the Indemnified Person.  Any election made by an Indemnifying Person to assume the defense of a Third Party Claim shall not be deemed an acknowledgement that such Third Party Claim is subject to indemnification under this Section 8.  If the Indemnifying Person so elects to assume the defense of a Third Party Claim, then (i) the Indemnified Person may participate in such defense and employ counsel, at such Indemnified Person’s expense, separate from the reasonably acceptable counsel employed by the Indemnifying Person, but the Indemnifying Person shall control such defense and shall not be liable to such Indemnified Person for the fees and expenses of the separate counsel retained by such Indemnified Person, and (ii) the Indemnified Person and any other Indemnified Persons will cooperate with the Indemnifying Person in such defense, including by providing, upon the reasonable request of the Indemnifying Person, books, records, contractual agreements, maintenance histories and all other reasonably necessary items (including the computer systems housing such information) and by making available employees on a mutually convenient basis.  The Indemnifying Person shall not be liable for any settlement of any Third Party Claim effected without its prior written consent.  No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened Third Party Claim in respect of which such Indemnified Person is or could have been a party, or is or could have been subject, and in respect of which indemnity is or could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all Losses related to the subject matter of such pending or threatened Third Party Claim.  The Indemnifying Party shall, at any time, be entitled to elect to no longer defend a Third Party Claim; provided, that the Indemnifying Person shall reasonably assist in transitioning the defense of such Third Party Claim back to the Indemnified Person and that the Indemnifying Person shall not be entitled to make a claim for reimbursement of expenses incurred in connection with its assumption of the defense of such Third Party Claim.

(ii)                                  In the event any Indemnified Person should have a claim against the Indemnifying Person under this Section 8 that does not involve a Third Party Claim being asserted against such Indemnified Person, the Indemnified Person shall deliver written notice of such claim, specifying with particularity and detail the nature of such claim, with reasonable promptness to the Indemnifying Party.  The failure by the Indemnified Person to deliver such notification shall not relieve the Indemnifying Person from any liability which it may have to such Indemnified Person under this Section 8, except to the extent the Indemnifying Person has actually been prejudiced in a material way by such failure.  If the Indemnifying Person objects to such claim in a timely manner, the Indemnified Person and the Indemnifying Person shall proceed in good faith to resolve such dispute and, upon the failure to resolve such dispute, the parties may pursue remedies in accordance with Section 11.

(e)                                  Assignment of Rights.  To the extent not transferred by the Company to Seller prior to Closing or by Seller to the Company prior to Closing, as applicable, Parent agrees to assign to Seller, and Seller agrees to assign to Parent, all rights (whether such rights arise from insurance, contract, statute or otherwise) that Parent or Seller may have relating to the liabilities for which Seller, pursuant to Section 8(a), or Parent, pursuant to Section 8(b), as applicable, has indemnified, is in the process of indemnifying or has expressly committed to indemnify Parent or Seller, as applicable, whether such rights arise prior to or following the Closing.  Following the Closing, the Parties shall cooperate in the enforcement of any such rights, including by making available books, records, contractual agreements, maintenance histories and all other reasonably necessary items (including the computer systems housing such information) and by making available employees on a mutually convenient basis.  The Parties shall promptly transfer upon receipt any funds received in connection with such rights.

(f)                                    Insurance and Taxes.

The amount that any person shall be obligated to pay pursuant to this Section 8 with respect to any Loss (i) shall be reduced by the Tax benefit actually realized, and by any insurance proceeds received by the indemnified Person as a result of any such Loss and (ii) shall include the payment of such amount, if any, as shall be necessary to hold any indemnified Person harmless on an after-tax basis from all Taxes required to be paid by such indemnified Person with respect to such amount.

(g)                                 UST Systems and Baseline Contamination.

Seller’s obligations with respect to UST Systems and Baseline Contamination shall be covered solely by Sections 2 and 9 and Sections 5 and 6, respectively, and shall not be subject to indemnification under this Section 8.  Parent’s obligation with respect to Baseline Corrective Action Costs, if any, shall be covered solely by Section 5 hereto and shall not subject to indemnification under the Section 8.

(h)                                 Remedies Exclusive.

Except as otherwise provided herein, the remedies provided in this Section 8 shall be exclusive and shall preclude assertion by an Indemnified Person of any other rights or the seeking of any and all other remedies against an Indemnifying Person for claims based on this Agreement or arising from the environmental condition of the Properties and the UST Systems.

9.                                       UST Funds.

(a)                                  Reimbursement claims have been and will continue to be submitted to federal, state and local government funds for the reimbursement of Corrective Action Costs relating to UST Systems on the Properties, including Corrective Action Costs resulting from leaking underground storage tanks, as applicable (such funds being herein referred to as the “UST Funds”).

(b)                                 Seller shall have the right to any reimbursement amount from an UST Fund or any other source as a result of Corrective Action Costs incurred by Seller except to the extent such Corrective Action Costs are reimbursed by Parent.  Parent shall have the right to any reimbursement amount from an UST Fund or any other source as a result of Corrective Action Costs incurred by Parent except to the extent such Corrective Action Costs are reimbursed by Seller.

(c)                                  Subject to Section 9(d), each Party shall have the right to pursue, control, settle, waive or release reimbursement claims from UST Funds relating to Corrective Action Costs incurred by that Party, except to the extent such Corrective Action Costs are reimbursed by the other Party.  To the fullest extent permissible by applicable law, Parent execute and deliver, or cause to be executed and delivered, for filing with the administrator of any such UST Funds, all such documents as may be necessary or desirable to assign to Seller any of Parent’s rights to reimbursement of such Corrective Action Costs incurred by Seller, except to the extent such Corrective Action Costs are reimbursed by Parent.

(d)                                 Parent and Seller shall cooperate with each other in the submission and pursuit of their respective reimbursement claims.  If the UST Fund permits only the Party conducting the Corrective Action, or only the registered owner of the applicable UST System, to submit and pursue reimbursement claims for Corrective Action Costs, the Party conducting the Corrective Action or owning the applicable UST System, as applicable, shall complete the submission and pursuit of such reimbursement claims on behalf of the Party incurring the Corrective Action Costs.  Upon receipt of reimbursement credits from UST Funds, each Party shall refund to the other Party such other Party’s share of the credit as contemplated by Section 9(b).  Parent and Seller shall pay their respective costs associated with the submission and pursuit of any reimbursement claim (except to the extent that such costs are subject to indemnification by the other Party pursuant to Section 5 hereof).

(e)                                  In its use and operation of the Properties, Parent shall take all commercially reasonable actions necessary or desirable to ensure that each Property qualifies or continues to qualify for reimbursement from the UST Funds, if any, with respect to Baseline Corrective Action.  Parent shall promptly reimburse Seller for the amount by which any reimbursement claim to the UST Funds for Corrective Action Costs incurred by Seller (and not reimbursed by Parent) is reduced or denied because of Parent’s failure to maintain qualification of the Property for the UST Funds.

10.                                 Parent’s Release; Remedies Exclusive.

In consideration of the covenants and agreements of Seller set forth in this Agreement, including its remediation and indemnification obligations as provided for herein (“Seller’s Obligations”), Parent hereby:

(i)  fully and irrevocably discharges and releases Seller, its Affiliates, and each of the foregoing Persons’ current and former directors, representatives, officers, employees and agents (the “Releasees”) from and against all claims, causes of action, liabilities and obligations (including claims under the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended, (CERCLA) and the Resource Conservation and Recovery Act of 1976, as amended (RCRA) and other Environmental Laws) related to the injury, death, destruction, loss or damage to the person or property of Parent, its Affiliates, and each of the foregoing Persons current and former directors, representatives, officers, employees and agents arising out of the environmental condition of the Properties and the UST Systems, including the existence of Baseline Contamination or New Contamination on, under or originating from the Properties;

(ii)  agrees not to bring any claim against any Releasee related to the environmental condition of the Properties and the UST Systems,

provided that the foregoing discharge and release shall not apply to (x) Seller’s failure to fulfill, in any material respect, Seller’s Obligations; and (y) claims by any third parties and any Agencies relating to Baseline Contamination.

11.                                 Dispute Resolution.

Except as provided in Sections 3(b)(ii), 3(b)(iii), 5(c)(i) and 5(c)(ii) and Schedule 5(d)(i), any disputed claim or demand between the Parent and the Seller (the “Parties”) arising out of or relating to this Agreement shall be resolved in accordance with and subject to the procedures and limitations of this Section 11.  If a dispute arises between the Parties and that dispute is not resolved within a reasonable period of time, either Party may notify the other in writing that the dispute is to be submitted to arbitration.  Such arbitration shall be held in the Borough of Manhattan, New York City, New York.  The Parties shall jointly select an environmental consultant, engineer or other professional reasonably qualified (including at least seven (7) years experience in the appropriate environmental field) to arbitrate such dispute (“Independent Consultant”).  The Parties shall each bear their respective legal fees and costs and one-half of the cost of the Independent Consultant.  If the Parties cannot agree on the Independent Consultant within sixty (60) days, either Party may apply to the American Arbitration Association for the appointment of the Independent Consultant.  The Independent Consultant shall establish an expedited procedure for hearing and resolving the dispute.  Unless the Parties agree otherwise, the Independent Consultant shall, no more than sixty (60) days after the Independent Consultant is retained, render a decision resolving the dispute with a written opinion stating the reasons therefor.  The Independent Consultant’s decision shall adopt either the Parent’s position or the Seller’s, and not any other result.  The decision of the Independent Consultant shall be final and binding upon the Parties and, where and as appropriate, may be filed with a court of competent jurisdiction which may enter judgment thereon.  The dispute resolution procedures of this Section 12 shall constitute the exclusive remedy of the Parties hereto with respect to any disputes arising out of this Agreement.

12.                                 Miscellaneous.

(a)                                  Timing of Obligations.  Any obligations of Parent arising under this Agreement shall arise on and not before Closing, except where Parent has the obligation to act reasonably with respect to an approval or other consent, which shall be effective from the date hereof.

(b)                                 Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements, correspondence and understandings among the Parties and their respective Affiliates with respect to the subject matter hereof.  Parent and Seller in entering into this Agreement do not rely upon any previous oral or implied representation, inducement or understanding of any kind.  No promise, agreement, representation or modification to this Agreement shall be of any force or effect between the Parties unless set forth or provided for in this Agreement or in a written amendment signed by both Parties.

(c)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law provisions, except that New York State Law Section 5-1401 shall apply.

(d)                                 Severability.  In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and unenforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the remaining provisions do not fundamentally alter the relations among the Parties.

(e)                                  Table of Contents and Headings.  The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

(f)                                    Notices.  Notices shall be delivered to the Parties’ addresses as set forth in Section 14.7 of the Stock Purchase Agreement.

(g)                                 Assignability.  This Agreement shall be assignable by the Parties to the extent set forth in Section 14.8 of the Stock Purchase Agreement.

(h)                                 Amendments.  This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by each of the Parties.

(i)                                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)                                     Termination.  This Agreement shall terminate automatically and shall have no further effect upon termination of the Stock Purchase Agreement.

(k)                                  Reliance Letters.  Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, reliance letters binding on the authors of the Phase I Environmental Site Assessments and Preliminary Exposure Pathway Assessment Surveys permitting reliance on such documents by the Company, all in form and substance satisfactory to Parent, acting reasonably.

IN WITNESS WHEREOF, the Parties have executed this Environmental Liability Agreement as of the date first above written.

ALIMENTATION COUCHE-TARD INC.

By:	s/Alain Bouchard
Alain Bouchard
President and Chief Executive Officer

CONOCOPHILLIPS COMPANY

By:	s/William Gover
William Gover
Authorized Representative

SCHEDULE 7(d)(i)

If the lump sum payment referenced in Section 7(d) of this Agreement (the “Amount”) is to be calculated, the following procedure will be followed.

1.                    The Amount shall equal the present value of the cost projected for Baseline Corrective Action through Closure, less any projected Corrective Action Costs for which Parent is responsible.  The present value shall be determined using an annual discount rate of 7%.

2.                    Seller shall notify Parent of the exercise of its option to make a lump sum payment, which notice shall include Seller’s calculation of the Amount.  Parent shall have a reasonable period not to exceed sixty (60) days after receipt of Seller’s notice to notify Seller of any objection, which notice shall include Parent’s calculation of the Amount.  In the event of such objection, Parent and Seller shall promptly negotiate in good faith to attempt to agree on the Amount.

3.                    In the event the parties are unable, after the expiration of an additional thirty (30) days, to agree on the Amount, Parent and Seller shall submit the dispute to an environmental consultant, engineer, or other professional reasonably qualified (including at least seven (7) years experience in the appropriate environmental field) mutually acceptable to Parent and Seller, (the “Consultant”).  The Consultant will determine the Amount based on its review of the Seller’s proposed Amount, the Parent’s proposed Amount, and any other information as the Consultant may reasonably require.

4.                    Seller shall remain liable for all Baseline Corrective Action Costs incurred prior its notice, pursuant to Section 5 hereto.

5.                    Seller and Parent shall fully cooperate with Consultant in connection with the foregoing, and the costs of Consultant shall be paid by Seller and Parent in such proportion as is determined by Consultant, applying its reasonable discretion.

SCHEDULE 7(d)(ii)

ENVIRONMENTAL RELEASE

THIS AGREEMENT (“Agreement”) is made and entered into this                  of                  (“Effective Date”) by and between                          , a                        corporation (“Seller”) and                       , a                     corporation (“Parent”) upon the terms and conditions set forth herein.

WHEREAS, pursuant to the terms of Environmental Liability Agreement dated                        between Seller and Parent, Seller has been, or is currently, conducting or paying all or a portion of Baseline Corrective Action Costs (as defined in Section 1 in Environmental Liability Agreement) on all or a portion of the Property, and

WHEREAS, pursuant to the Environmental Liability Agreement, Seller and Parent may negotiate and agree upon the net present value of the expected Seller’s share of the remaining Baseline Corrective Action Costs respecting the Property, whereupon Seller shall pay to Parent such amount in exchange for Parent’s assumption of environmental responsibility and Parent’s execution of a release of Corrective Action liability with respect to Baseline Contamination in favor of Seller; and

WHEREAS, Seller and Parent have agreed upon the above-specified amount and Seller has paid such amount to Parent;

NOW, THEREFORE, for and in consideration of Seller’s payment to Parent and other good and valuable consideration, the receipt of which is hereby acknowledged, Parent, its officers and directors, employees, agents, subsidiary and affiliate companies and divisions, and all of its successors and assigns, does hereby RELEASE, ACQUIT, QUIT-CLAIM and FOREVER DISCHARGE, and by virtue of these presents, does for itself, its successors and assigns, hereby RELEASE, ACQUIT and FOREVER DISCHARGE Seller, its Affiliates and their respective officers and directors, its employees, agents, attorneys, their subsidiary and affiliate companies and divisions, their insurers and underwriters at interest, and all of their successors and assigns, of and from any obligation and liability for further Baseline Corrective Action on the Property, and hereafter ASSUME all such liability and obligations.

EXECUTED the              day of                      , 200  .

SELLER	PARENT,

By:	By:

Name:	Name:

Title:	Title: